UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2014

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-9936	EDISON INTERNATIONAL	California	95-4137452
1-2313	SOUTHERN CALIFORNIA EDISON COMPANY	California	95-1240335

2244 Walnut Grove Avenue (P.O. Box 976) Rosemead, California 91770 (Address of principal executive offices)	2244 Walnut Grove Avenue (P.O. Box 800) Rosemead, California 91770 (Address of principal executive offices)
(626) 302-2222 (Registrant's telephone number, including area code)	(626) 302-1212 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This current report and its exhibit include forward-looking statements. Edison International and Southern California Edison Company ("SCE") based these forward-looking statements on their current expectations and projections about future events in light of its knowledge of facts as of the date of this current report and its assumptions about future circumstances. These forward-looking statements are subject to various risks and uncertainties that may be outside the control of Edison International and SCE. Edison International and SCE have no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events, or otherwise. This current report should be read with Edison International's and SCE's Joint Annual Report on Form 10-K for the year ended December 31, 2013.

Item  1.01    Entry Into A Material Definitive Agreement
Item  2.06    Material Impairment

Entry Into Settlement Agreement
On March 27, 2014, SCE entered into a Settlement Agreement with The Utility Reform Network (“TURN”), the Office of Ratepayer Advocates (“ORA”) of the California Public Utilities Commission (“CPUC”) and San Diego Gas & Electric Company (“SDG&E”). If implemented, the Settlement Agreement will constitute a complete and final resolution of the CPUC’s Order Instituting Investigation (“OII”) and related proceedings regarding the Steam Generator Replacement Project (“SGRP”) at the San Onofre Nuclear Generating Station (“San Onofre”) and the related outage and subsequent shutdown of San Onofre. The Settlement Agreement does not affect proceedings before the Nuclear Regulatory Commission or proceedings related to recoveries from third parties described below. The Settlement Agreement was signed following an all-party settlement conference in the OII, which was required under CPUC rules as a condition to a settlement.
Implementation of the terms of the Settlement Agreement is subject to the prior approval of the CPUC, as to which there is no assurance. The parties to the Settlement Agreement (“Settling Parties”) have agreed to exercise their best efforts to obtain CPUC approval. The Settlement Agreement is subject to termination by any of the Settling Parties if the CPUC has not approved it within six months of submission, but there can be no certainty of when or what the CPUC will actually decide.
The following summary of the Settlement Agreement is qualified in its entirety by reference to the complete text of the Settlement Agreement, which is filed as Exhibit 10.1 to this Current Report.
Disallowances, Refunds and Rate Recoveries
If the Settlement Agreement is approved, SCE will not be allowed to recover in rates its capitalized costs for the SGRP as of February 1, 2012 or a return on such investment after such date. As of February 1, 2012, SCE’s net book value in the SGRP was approximately $597 million. Additionally, SCE will not be allowed to recover in rates approximately $99 million of incremental inspection and repair costs incurred for the replacement steam generators (“RSGs”) in 2012 that were in excess of CPUC authorized operations and maintenance (“O&M”) expense. These costs, net of invoices paid, were previously expensed in SCE’s 2012 financial results, although they remain subject to recovery from the supplier of the RSGs. See “Third Party Recoveries” below. Neither will SCE be allowed to recover in rates provisionally authorized O&M expense in 2013 that exceeds amounts included in recorded O&M expense (including severance and incremental repair and inspection costs); such excess had not been recognized in 2013 earnings. Subject to the foregoing, SCE will be authorized to recover in rates its remaining investment in San Onofre , including base plant, materials and supplies, nuclear fuel inventory and contracts and construction work in progress (“CWIP”) generally over a ten-year period commencing February 1, 2012. Additionally, SCE will be authorized to recover in rates its provisionally authorized O&M expenses for 2012, recorded costs for the 2012 refueling outage of Unit 2, recorded O&M expenses for 2013, and recorded O&M expenses for 2014 subject to customary prudency review. Finally, SCE will also be authorized to recover in rates through its fuel and purchased power balancing account (“ERRA”) all costs incurred to purchase electric power in the market related to the outage and shutdown of San Onofre, and to recover by December 31, 2015 any San Onofre-related ERRA undercollections. Estimated market power costs through June 6, 2013 (the date of San Onofre’s retirement) were approximately $680 million using the methodology followed in the OII (and an additional approximately $333 million through December 31, 2013). To the extent that amounts otherwise recoverable in rates under the Settlement

Agreement are recovered from SCE’s Decommissioning Trust as a decommissioning cost, the amounts otherwise recoverable in rates will be reduced with no impact on earnings.
The portion of SCE’s San Onofre investment in base plant, CWIP and materials and supplies which SCE is entitled to recover from February 1, 2012 will earn a return equal to the weighted average of SCE’s authorized return on debt and 50% of its authorized return on preferred equity, pro-rated to the percentage of the investment that equals SCE’s percentage of debt and preferred equity in its authorized capital structure. SCE will not earn a return on common equity on its amortizable San Onofre investment. Accordingly, SCE will be allowed to earn a rate of return of 2.95% in 2012, 2.62% for the period 2013-14 and a rate that will float during the amortization period thereafter with changes in SCE’s authorized return on debt and preferred equity. SCE’s investment in nuclear fuel will earn a return equal to commercial paper rates that SCE pays from time to time. Under the Settlement Agreement, the unamortized portion of SCE’s investment other than nuclear fuel may, at SCE’s option, be excluded from SCE’s capital structure for purposes of determining regulatory capital requirements. Were such exclusion elected as of March 31, 2014, SCE estimates that its common equity requirement would be reduced by more than $300 million.
A 5% incentive is provided for SCE to realize savings for ratepayers by selling materials and supplies and nuclear fuel, as well as reducing in nuclear fuel investment by contract cancellations. This incentive allows SCE to retain 5% of sales proceeds and to recover 5% of the excess of cancelled contract obligations over cancellation costs. The balance of sale proceeds and cancellation benefits is credited to ratepayers.

Third Party Recoveries
The Settlement Agreement also addresses how potential recoveries from third parties will be allocated between ratepayers and SCE.
As has been previously disclosed, San Onofre carries accidental property damage and carried accidental outage insurance issued by Nuclear Electric Insurance Limited (“NEIL”) and has placed NEIL on notice of claims under both policies. The NEIL policies have a number of exclusions and limitations that NEIL may assert to reduce or eliminate coverage and SCE may choose to challenge NEIL’s application of any such exclusions and limitations. SCE’s share of estimated claims under the accidental outage insurance through December 31, 2013 is approximately $320 million. Accidental outage policy benefits are reduced by 90% for the periods following announcement of the permanent retirement of San Onofre. SCE has not submitted a proof of loss under the accidental property damage insurance.
Under the Settlement Agreement, recoveries from NEIL, if any, will first be applied on and after December 31, 2014 to reimburse costs incurred in pursuing such recoveries, including litigation costs. To the extent SCE’s share of recoveries from NEIL exceed such costs, recoveries will be allocated 82.5% to ratepayers and 17.5% to SCE. SCE ratepayers’ portion of amounts recovered from NEIL would be distributed to SCE ratepayers via a credit to SCE’s ERRA account.
SCE is also pursuing claims against Mitsubishi Heavy Industries, Ltd. and related companies (“MHI”), which designed and supplied the RSGs. MHI warranted the RSGs for an initial period of 20 years from acceptance and is contractually obligated to repair or replace defective items with dispatch and to pay specified damages for certain repairs. MHI’s liability under the purchase agreement is limited to $138 million and excludes consequential damages, defined to include “the cost of replacement power”; however, limitations in the contract are subject to applicable exceptions both in the contract and under law. SCE has advised MHI that it believes one or more of such exceptions apply and MHI’s liability is not limited to $138 million, and MHI has advised SCE that it disagrees. In October 2013, after a prescribed waiting period, SCE sent MHI a formal request for arbitration under the auspices of the International Chamber of Commerce seeking at least $4 billion of damages for all losses on behalf of itself and its ratepayers and in its capacity as Operating Agent for San Onofre. MHI has denied any liability and has asserted counterclaims for $41 million, for which SCE has denied any liability.
SCE, on behalf of itself and the other San Onofre co-owners has also submitted seven invoices to MHI totaling $149 million for inspection and repair costs through April 30, 2013. MHI paid the first invoice of $45 million while reserving rights to challenge it and subsequently rejected a portion of the invoice and has not paid further invoices, claiming further documentation is required, which SCE disputes. SCE recorded its share of the invoice paid (approximately $35 million) as a reduction of repair and inspection costs in 2012.
Under the Settlement Agreement, recoveries from MHI (including amounts paid by MHI under the first invoice), if any, will first be applied on and after December 31, 2014 to reimburse costs incurred in pursuing such recoveries, including litigation costs. To the extent SCE’s share of recoveries from MHI exceed such costs, they will be allocated as follows: (1) 85% of the first $100 million to SCE, and 15% to ratepayers; (2) 66.67% of the next $800 million to SCE, and 33.33% to ratepayers; and (3) 25% of any additional recoveries to SCE, and 75% to ratepayers. The first $282 million of SCE’s ratepayers’ portion of such recoveries will be distributed to ratepayers via a credit to a sub-account of SCE’s Base Revenue Requirement Balancing Account ("BRRBA"), thus reducing revenue requirements from ratepayers. Amounts in excess of the first $282 million distributable to SCE ratepayers will reduce SCE’s regulatory asset represented by the unamortized balance of investment in San Onofre base plant, thereby reducing the revenue requirement needed to amortize such investment. The amortization period, however, will be unaffected. Additional amounts, if any, will first reduce the unamortized balance of remaining investment to zero and then be applied to the BRRBA.
The Settlement Agreement provides the utilities with the discretion to resolve the NEIL and MHI disputes without CPUC approval or review, but the utilities are obligated to use their best efforts to inform the CPUC of any settlement or other resolution of these disputes to the extent this is possible without compromising any aspect of the resolution.
There is no assurance that there will be any recoveries from NEIL or MHI or that if there are recoveries, that they will exceed the costs incurred to pursue them. Were there to be recoveries, SCE cannot speculate when they would be received. SCE’s current expectation is that NEIL will make a coverage determination by the end of the second quarter of 2014.
Accounting and Financial Impacts
As a result of the decision to early retire San Onofre Units 2 and 3, generally accepted accounting principles (“GAAP”) required reclassification of the amounts recorded in property, plant and equipment and related tangible operating assets to a regulatory asset to the extent that management concluded it was probable of recovery through future rates. Regulatory assets may also be recorded to the extent management concludes it is probable that direct and indirect costs incurred to retire Units 2 and 3 as of each reporting date are recoverable through future rates.
In accordance with these requirements and as a result of its decision to retire San Onofre Units 2 and 3, SCE reclassified $1,521 million of its total investment in San Onofre at May 31, 2013 to a regulatory asset (“San Onofre Regulatory Asset”) and recorded an impairment charge of $575 million ($365 million after tax) in the second quarter of 2013. As of December 31, 2013, SCE recorded a net regulatory asset of approximately $1.3 billion, comprised of $1.56 billion of property, plant and equipment, less $266 million for estimated refunds of authorized revenue recorded in excess of SCE’s costs of service.
As a result of execution of the Settlement Agreement by the Settling Parties, SCE has concluded that the outcome of the OII that is more likely than any other outcome is approval and implementation of the Settlement Agreement, although a favorable decision by the CPUC remains uncertain. As a result, SCE expects to record in the first quarter of 2014 an additional pre-tax impairment charge of approximately $155 million (approximately $100 million after-tax). After adjustment for the Settlement Agreement, the total impairment recorded for the San Onofre Regulatory Asset, including amounts previously recorded in 2013, will be approximately $730 million (approximately $465 million after tax). The total pre-tax impairment charge is primarily due to:

•	the disallowance of the SGRP investment ($542 million as of May 31, 2013),

•	refund of revenues related to the SGRP previously recognized from February 1, 2012 through May 31, 2013 of $153 million, and

•	implementation of the other terms of the Settlement Agreement, including refund of the authorized return in excess of the return allowed for non-SGRP investments.

The San Onofre Regulatory Asset at March 31, 2014 is estimated to be approximately $1.3 billion and a separate regulatory liability for refunds of revenues of approximately $256 million. Such amounts are estimates and subject to revision in connection with the preparation of SCE's first quarter financial statements.

Assuming the Settlement Agreement is approved, SCE does not expect implementation of rate recoveries and rate refunds contemplated by the Settlement Agreement will have a material impact on future net income. Such amounts do not reflect any recoveries from third parties by SCE.
Rate Impacts
To the extent that SCE collects in rates amounts that are in excess of the amounts recoverable under the Settlement Agreement, such amounts will be credited to SCE’s ERRA account, thereby reducing the undercollected balance otherwise subject to rate recovery. SCE estimates that if the settlement were implemented on March 31, 2014, the refund of revenues related to the SGRP, the refund of the difference between authorized and recorded O&M expenses for 2013 and the first quarter of 2014, the refund from the reduction of returns on the balance of its San Onofre investment and the other elements of the settlement would have resulted in a refund to ratepayers of approximately $256 million. SCE’s ERRA undercollection at December 31, 2013 was approximately $1 billion.
As a result of the disallowances, refunds and reduced returns contemplated by the Settlement Agreement, SCE ratepayers will also have a reduction from the current level of authorized revenues set forth in SCE's 2012 General Rate Case. Calculation of the reduction of revenue requirement over any meaningful period of time is subject to a number of estimates and assumptions which may prove to be inaccurate. Subject to such uncertainty, SCE estimates that the present value of the revenue requirement that will be collected in rates under the Settlement Agreement will be more than $1 billion below the present value (using a 10% discount rate) of the revenue requirement that SCE had been seeking in the OII before the settlement.
Procedure
Under the Settlement Agreement, the Settling Parties are required to use their best efforts to obtain CPUC approval and expect to file a motion shortly requesting the CPUC to approve the Settlement Agreement without change, find the Settlement Agreement reasonable and expedite consideration of the Settlement Agreement in order to provide the benefits of it as soon as possible. The Settling Parties will also urge the CPUC to withdraw the November 19, 2013 Proposed Decision on Phase 1 and Phase 1A issues in the OII. During the pendency of proceedings regarding the Settlement Agreement, the Settling Parties are further bound to support and mutually defend the Settlement Agreement in its entirety, oppose any modifications proposed by any non-settling party to the OII unless all Settling Parties agree, and cooperate reasonably on all submissions. The Settling Parties further agree to review any CPUC orders regarding the Settlement Agreement to determine if the CPUC has changed or modified it, deleted a term or imposed a new term. If any Settling Party is unwilling to accept any such change, modification, deletion or addition of a new term, then the Settling Parties will negotiate in good faith to seek a resolution acceptable to all Settling Parties. If they are unable to resolve the matter to the satisfaction of all Settling Parties or to obtain prompt CPUC approval of an agreed upon resolution, then any Settling Party can terminate the Settlement Agreement upon prompt notice.
Under CPUC rules, parties in the OII will have an opportunity to comment on the Settlement Agreement, and if there are objections raising factual issues, then the CPUC’s review may include evidentiary proceedings. CPUC rules do not provide for any fixed time period for the CPUC to act on the Settlement Agreement. Pursuant to the CPUC’s rules, no settlement becomes binding on the parties to it unless the CPUC approves the settlement based on a finding that it is reasonable in light of the whole record, consistent with law, and in the public interest. The CPUC has discretion to approve or disapprove a settlement, or to condition its approval on changes to the settlement, which the parties may accept or reject.
Accordingly, there can be no assurance regarding the timing of any CPUC decision or that the CPUC will approve the Settlement Agreement or refrain from making changes to it that are not acceptable to all the Settling Parties. Thus, there can be no assurance that the OII proceeding will provide for recoveries as currently estimated by SCE in accordance with the Settlement Agreement, including the recovery of costs recorded as a regulatory asset, or that the CPUC does not order refunds to customers above those contemplated by the Settlement Agreement. Therefore, the amount recorded for the San Onofre Regulatory Asset is subject to further change based upon future developments and the application of SCE’s judgment to those events.

Item 7.01	Regulation FD
Members of Edison International and SCE management will use the information in the presentation attached hereto as Exhibit 99.1 in an investor teleconference to be held on March 27, 2014. The attached presentation will also be posted on Edison International's website.
Certain documents distributed at the settlement conference prior to signing the Settlement Agreement are attached hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits
See the Exhibit Index below.

Limitation on Incorporation by Reference
The information furnished in Item 7.01 and the Exhibits 99.1 and 99.2 attached hereto shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended. Registration statements or other documents filed with the U.S. Securities and Exchange Commission shall not incorporate the information in Item 7.01 or the Exhibits by reference, except as otherwise expressly stated in such filing. The information furnished in Item 7.01of this Current Report on Form 8-K will not be deemed an admission as to the materiality of any information in Item 7.01 that is required to be disclosed solely by Regulation FD.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDISON INTERNATIONAL
(Registrant)

/s/ Mark C. Clarke
Mark C. Clarke
Vice President and Controller

Date: March 27, 2014

SOUTHERN CALIFORNIA EDISON COMPANY
(Registrant)

/s/ Mark C. Clarke
Mark C. Clarke
Vice President and Controller

Date: March 27, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1	Settlement Agreement between Southern California Edison Company, San Diego Gas & Electric Company, the Office of Ratepayer Advocates, and The Utility Reform Network, dated March 27, 2014

99.1	Proposed SONGS Settlement Presentation, dated March 27, 2014

99.2	Certain Documents Distributed at the March 27, 2014 Settlement Conference